Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3, as amended, (File No. 333-173076), Form S-4 (File No. 333-175567) and Form S-8 (File No. 333-175569) of Energy Partners, Ltd. of our report dated June 28, 2012 relating to the statement of revenues and direct operating expenses of Certain Oil and Gas Properties of Energy Partners, Ltd. (the “ST41 Interests”),which appears in this Amendment No. 1 to the Current Report on Form 8-K of Energy Partners, Ltd. dated July 31, 2012.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana

July 31, 2012